EXHIBIT 10.3
THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”) is entered into as of the 6th day of August, 2008, by and between Brookside Properties, Inc., a Tennessee corporation (“Buyer”), TRB Chattanooga LLC, a Tennessee limited liability company (the “Seller”), and BRT Realty Trust, a Massachusetts business trust (the “Entity Owner”).

R E C I T A L S:

WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated as of July 17, 2008, as amended by First Amendment to Purchase and Sale Agreement dated as of August 1, 2008 and Second Amendment to Purchase and Sale Agreement dated as of August 5, 2008 (as it may be amended from time to time, the “Agreement”) with regard to certain real property more particularly described in the Agreement; and

WHEREAS, Seller, Buyer and Entity Owner desire to further amend certain terms and provisions of the Agreement pursuant to the terms hereof.

NOW, THEREFORE, for and in consideration of the foregoing premises and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Entity Owner hereby further amend the Agreement as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. Entity Owner is hereby added as a party to the Agreement.

2. Earnest Money. On or by August 8, 2008, Buyer shall deliver to Escrow Agent the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Additional Earnest Money”) which shall be added to and thereafter considered a part of the already existing Earnest Money as governed by Section 3 of Agreement.. Upon receipt of the Additional Earnest Money, Escrow Agent shall hold the Additional Earnest Money with the Earnest Money in an interest bearing account at an FDIC insured bank. The Earnest Money and the Additional Earnest Money shall be referred to together as the “Earnest Money.” On the Closing Date, the Earnest Money shall be applied as part payment of the Purchase Price.

3. Closing Date. Section 4 of the Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

“The closing of the purchase and sale of the Property as described in this Agreement (the “Closing”) shall take place in escrow through the offices of the Escrow Agent on September 30, 2008, subject to being extended as set forth herein (the “Closing Date”). This Agreement and such other agreements or instruments as may be reasonably necessary to consummate the transaction contemplated hereby shall be collectively referred to as the “Closing Documents.”

4. Amendment. Section 6(a) and Section 6(b) of the Agreement are hereby deleted in their entirety and the following is hereby inserted in their place:

“(a)  For the purposes of this Agreement, “good and marketable fee simple title” shall mean fee simple ownership that is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as defined in this Section 6(a)), and (ii) insurable by Escrow Agent, at the then current standard rates under the standard form of ALTA owner’s policy of title insurance (ALTA Form B or equivalent), with the standard printed exceptions therein deleted, without exception other than for the Permitted Exceptions and containing such coverages and endorsements as shall be reasonably required by Buyer’s counsel (the “Title Policy”). For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (A) current taxes not yet due and payable, (B) tenants in possession under unrecorded residential leases affecting the Property, as tenants only without any rights to purchase the Property, and (C) such other matters not specifically objected to in writing by Buyer on or before August 8, 2008 (the “Title and Survey Inspection Period”).

(b) During the Inspection Period, Buyer shall obtain a title insurance commitment from Chapman & Rosenthal Title, Inc., as agent for the Escrow Agent, together with copies of all of the encumbrances listed therein (the “Commitment”). During the Title and Survey Inspection Period, Buyer shall examine the Commitment and the Survey (as defined in Section 7 hereof), and give Seller written notice of objections that render Seller’s title to the Property less than good and marketable fee simple title and any objections to the Survey (each a “Defect”), except that Buyer shall not object to liens for real estate taxes not yet due and payable and shall not be required to object to voluntary mortgage liens, security interests, tax liens for delinquent taxes or mechanics liens placed or caused by Seller’s actions, including without limitation the Redi-Floors Claim (as defined in Section 12(e) hereof), it being understood and agreed by the parties the Seller shall be obligated to satisfy such liens, or cause such exceptions to be removed from the Title Policy by Closing. Thereafter, Buyer shall have until the Closing Date in which to reexamine the Commitment and Survey and in which to give Seller written notice of any additional objections for matters not existing during the Title and Survey Inspection Period and disclosed by such reexamination (each a “Defect”). Seller shall have until ten (10) days prior to the Closing Date in which to satisfy all Defects specified in Buyer’s initial notice of title objections, and until the Closing Date in which to satisfy the Defects specified in the subsequent notice by Buyer of title objections first disclosed during the re-examination provided for in the third sentence of this Section 6(b). Seller shall notify Buyer that a Defect has been cured upon the curing of such Defect. The parties hereto hereby agree that the letter from Buyer to Seller dated August 5, 2008 regarding Title Objections is hereby rescinded and is of no further force and effect.”

5. Purchase of the Entity. The following is hereby inserted immediately following Section 37 of the Agreement.

“38. Purchase of the Entity. (a) At Buyer’s election exercised in writing, at least seven (7) days prior to Closing, Buyer may elect to purchase 100% of the membership interest in TRB Chattanooga LLC, a Tennessee limited liability company (the “Ownership Interest”), as set forth in this Section 38. In the event Buyer elects to purchase the Ownership Interest in Seller, Entity Owner shall deliver at Closing a duly executed and acknowledged Assignment of the Ownership Interest in the form attached hereto as Exhibit N conveying Entity Owner’s Ownership Interest in Seller, and if applicable, any certificates representing such Ownership Interest properly endorsed for transfer. Entity Owner’s delivery of the Assignment of Ownership Interest pursuant to this Section 38 shall be in place of Seller’s delivery of the items in Section 10(a)(i) through (v) and Section 10(a)(viii) of this Agreement and Owner’s delivery of the Assignment of Ownership Interest pursuant to this Section 38 shall relieve Seller of Seller’s obligation to deliver the items in Section 10(a)(i) through (v) and Section 10(a)(viii) of this Agreement to Buyer.

(b) In connection with the purchase and sale of the Ownership Interest pursuant to this Section 38, Seller and Entity Owner hereby covenant, warrant, and represent the following as of the August 6, 2008 (the “Effective Date”) and again at Closing:

(1)	Entity Owner owns 100% of the Ownership Interest in Seller, free and clear of all security interests, liens, claims, pledges, options, warrants, judgments and encumbrances whatsoever.

(2)	There are no outstanding agreements or commitments, oral or written, options, warrants, or other rights to purchase or acquire the Ownership Interest in Seller or the Property.

(3)	Entity Owner shall cause to be filed a final income tax return for the short period ending on the Closing Date. Seller has not filed any tax returns on either a state or federal level.

(4)
To Seller’s knowledge, Seller has maintained continuous insurance coverage for casualty and liability with respect to the Property from the time of its acquisition of the Property through the Closing Date and shall deliver prior to Closing a current certificate of casualty and liability insurance. There are no open or pending claims regarding such insurance. Buyer understands that Seller shall be terminating its insurance on the Property as of the Closing Date and that Buyer must arrange for its own new insurance.

(5)
Entity Owner shall cause the Closing Adjustments to be made in accordance with Section 9 of this Agreement. On or prior to and in any event within ninety (90) days after Closing, Entity Owner shall cause all invoices, bills and other payment obligations incurred by Seller prior to the Closing in the ordinary course of business that relate in any way to the ownership or operation of the Property prior to the Closing to be paid, excluding only payment obligations for which Buyer receives a credit or apportionment at Closing.

(6)	The Seller has never engaged in any business activity other than the ownership and operation of the Property and does not own and has never owned any other assets except the Property.

(7)
Seller shall deliver to Buyer a current financial statement (balance sheet or income statement) prepared in accordance with generally accepted accounting principles by August 13, 2008 and shall update same within five (5) days before Closing, and shall represent and warrant that such statement is accurate and correct in all material respects.

(8)
Seller shall deliver to Buyer an accounts payable ledger or equivalent by August 13, 2008 and shall update same within five (5) days before Closing, and shall represent and warrant that such ledger is accurate and correct in all material respects.

(9)	Entity Owner hereby affirms the representations and warranties contained in Sections 12 (d) - (g), (i), (l) and (o) of this Agreement.

(c) If Buyer shall purchase the Ownership Interest at Closing, Entity Owner hereby agrees to indemnify, defend, save, and hold harmless Buyer, and Buyer’s officers, directors, members, partners, employees, agents, successors, and assigns, against and in respect to all Damages (as hereinafter defined), provided a written claim is made by Buyer to Entity Owner on or prior to a date that is six (6) months following the Closing Date. “Damages” as used herein shall include only loss or damage (but not consequential damages) in respect of a breach of a representation and warranty in Section 38(b).

(d) If Buyer shall purchase the Ownership Interest at Closing, then the full Purchase Price shall be paid to Entity Owner and in addition, Buyer shall reimburse Entity Owner the sum of $30,000 at Closing towards its closing costs and prorations.

(e) The provisions of this Section 38 shall survive the Closing and delivery of the Assignment to Buyer for a period of six (6) months following the Closing.”

6. Inspection Period. Buyer hereby acknowledges that the Inspection Period has expired and therefore the optional termination provisions of Section 5(c) of the Agreement are hereby waived and of no further force and effect.

7. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

8. Counterparts. This Third Amendment may be executed by each of the parties hereto in separate counterparts with the same effect as if all parties hereto executed the same counterpart. Each such counterpart shall be deemed an original and all of such counterparts together shall constitute one and the same instrument. A counterpart executed by a party hereto and transmitted to the other parties hereto via facsimile or electronic mail transmission will have the same effect as the delivery of the original counterpart.

9. Full Force and Effect. Except as herein modified and amended, the terms and conditions of the Agreement shall remain in full force and effect.

SIGNATURE PAGE TO FOLLOW.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.

BUYER:

Brookside Properties, Inc., a Tennessee corporation

By:_________________________________________

Print Name:_________________________________

Title:________________________________________

SELLER:

TRB Chattanooga LLC, a Tennessee limited liability company

By:_________________________________________

Print Name:________________________________

Title:_____________________________________

ENTITY OWNER:

BRT Realty Trust, a Massachusetts business trust

By:_________________________________________

Print Name:________________________________

Title:_____________________________________

Exhibit N

Form of Assignment of Ownership Interest

Assignment

This Assignment (this “Assignment”) is made and entered into as of the ___ day of _____________, 2008, by and between _______________________, a __________________ (“Assignor”) and _____________________________, a _____________________ (“Assignee”).

Recitals

A. Assignor owns the all of the membership interests (the “Interests”) in TRB Chattanooga LLC, a Tennessee limited liability company (the “Entity”).

B. Pursuant to that certain Purchase and Sale Agreement (as amended and assigned, the “Purchase Agreement”), dated as of July 17, 2008, by and between Brookside Properties, Inc., a Tennessee corporation, and TRB Chattanooga LLC, a Tennessee limited liability company, Assignor has agreed to assign to Assignee all of its right, title and interest in and to the Interests as herein provided.

Agreement

Now, Therefore, in consideration of the foregoing Recitals and the warranties and mutual covenants set forth herein, Assignor hereby agrees as follows:

1. Assignment of Interests. Effective as of the date hereof, and in consideration of the purchase price and other consideration set forth in the Purchase Agreement, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, all of Assignor’s right, title and interest in and to each of the Interests, including, but not limited to, all of Assignor’s right, title and interest in and to the properties (real and personal), capital, cash flow distributions, profits and losses of the Entity and all other rights to which Assignor may be entitled under Entity’s articles of organization, operating agreement or other organizational documents.

2 Representations and Indemnity of Assignor. Assignor hereby affirms the representations and warranties set forth in Section 38(b) of the Purchase Agreement. The indemnity provisions of Section 38(c) of the Purchase Agreement are hereby incorporated.

3. Further Assurances. Upon request of Assignee, Assignor shall execute and deliver such further instruments and do or cause to be done such further acts as may be necessary to be done by Assignor to effectuate and confirm the assignment of the Interests.

4. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, respectively, and each of their respective heirs, legal representatives, successors and assigns.

5. Survival of Representations. The representations, warranties, covenants, indemnities and agreements contained herein shall survive the consummation of the transactions contemplated hereby for a period of six (6) months.

6. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Tennessee applicable to agreements made and to be performed entirely within said state.

7. As - Is. This is Assignment is expressly made on an “as-is” basis except as otherwise set forth in Section 37 of the Purchase Agreement. The provisions of Section 37 of the Purchase Agreement are hereby incorporated by reference.

Signature Page Follows

In Witness Whereof, this Assignment has been executed as of the day and year first above written.

Assignor: __________________________, a _____________

By:
Name:
Title: